MassMutual Premier Funds – N-SAR Exhibits

For Period Ending 9/30/12
File No. 811-08690

Item 77Q1.  Exhibit (9)

AMENDMENT
DATED JUNE 1, 2012 TO THE
AMENDED AND RESTATED
INVESTMENT MANAGEMENT AGREEMENT
for
MassMutual Premier High Yield Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and MassMutual Premier Funds (the “Trust”) entered into an Amended and Restated Investment Management Agreement (the “Agreement”), effective as of November 21, 2011 with respect to the MassMutual Premier High Yield Fund (the “Fund”); and

WHEREAS, MassMutual and the Trust desire to amend the compensation of MassMutual as described in the Agreement:

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

The Trust agrees to pay the Manager and the Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee at the annual rate of 0.50% on the first $250 million of the average daily net assets of the Fund, and 0.475% on assets in excess of $250 million, determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading and paid on the last day of each month. The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust and any Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: /s/ Eric Wietsma
Name: Eric Wietsma
Title: Senior Vice President

MASSMUTUAL PREMIER FUNDS on behalf of MassMutual Premier High Yield Fund
By: /s/ Nicholas H. Palmerino
Name: Nicholas H. Palmerino
Title: CFO and Treasurer